Exhibit 4.2

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 5th day of December, 2018, by and among Morphic Holding, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, The Company has been converted pursuant to and in accordance with the terms of that certain Plan of Conversion (the “Plan of Conversion”) of Morphic Holding, LLC, dated on or about the date hereof (the “Plan of Conversion”), from a limited liability company duly organized under the laws of the State of Delaware (the “Predecessor LLC”) into a Delaware corporation (the “Conversion”), in accordance with applicable provisions of the Delaware Limited Liability Company Act and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, By virtue of the Conversion, the membership interest of each Investor in the Predecessor LLC was converted and changed into shares of one or more series of the Preferred Stock of the Corporation, pursuant to and in accordance with the terms of the Plan of Conversion, and the Company and the Investors wish to, among other things, provide Investors holding such shares of Preferred Stock with the rights set forth herein, consistent with certain rights and obligations formerly set forth in the operating agreement of the Predecessor LLC, in each case subject to the terms and in accordance with the provisions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1                                     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified. With respect to a Person that is a limited liability company, a limited partnership or a registered investment company, the following shall be considered affiliates of such Person: (i) any entity that is a nominee for such limited liability company, limited partnership, or registered investment company, (ii) any fund or entity managed by the same manager, managing member, general partner, management company, or investment adviser of such Person, or (iii) any entity controlling, controlled by, or under common control with such manager, managing member, general partner, management company or investment adviser of such Person.

1.2                                     “Board of Directors” means the board of directors of the Company.

1.3                                     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and/or restated from time to time.

1.4                                     “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.5                                     “Control” of a Person means the possession, direct or indirect, of the power to vote in excess of fifty percent (50%) of the voting power of such Person, to appoint the majority of the managers, general partners or the equivalent of such Person, or to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise (e.g., as managing member or in a similar capacity but not including an advisory or management agreement (in the case of a managed account)).

1.6                                     “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8                                     “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9                                     “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10                              “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11                              “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12                              “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.13                              “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14                              “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act pursuant to an effective registration statement filed under the Securities Act, other than an Excluded Registration.

1.15                              “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 2,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); or (ii) Children’s Medical Center Corporation, a charitable corporation organized and existing under the laws of The Commonwealth of Massachusetts (“CMCC”), so long as CMCC holds any Registrable Securities.

1.16                              “New Securities” means any equity securities (or securities exercisable for or convertible into equity securities) of any kind or class issued by the Company or any subsidiary of the Company after the date hereof, including shares of Preferred Stock, other than: (i) Exempted Securities (as defined in the Certificate of Incorporation) issued after the date hereof; and (ii) any equity securities of a subsidiary of the Company issued to the Company.

1.17                              “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

1.18                              “Preferred Director” means, collectively, any Series A Director(s) and Series B Director(s).

1.19                              “Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series  A Preferred Stock and Series B Preferred Stock.

1.20                              “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 7.1, and excluding for purposes of

Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement.

1.21                              “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.22                              “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.11(b) hereof.

1.23                              “SEC” means the Securities and Exchange Commission.

1.24                              “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.25                              “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.26                              “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.27                              “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.28                              “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.29                              “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.30                              “Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

1.31                              “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.32                              “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1                                     Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of not less than forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities then outstanding, the anticipated aggregate offering price of which, net of Selling Expenses, would exceed $10 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the

Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 120-day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a)(i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration to which the rights of holders of Registrable Securities under the provisions of Section 2.2 apply, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall be counted as “effected” for purposes of this Subsection 2.1(d) if (x) the applicable registration statement has been declared effective by the SEC and all Registrable Securities requested to be registered pursuant to such registration are so registered, and (y) the distribution contemplated in such registration statement has been completed or (z) such registration is withdrawn at the request of the Initiating Holders, unless either (i) the Initiating Holders elect to reimburse the Company for the registration expenses therefor or (ii)  such withdrawal is made reasonably promptly after the Initiating Holders learn of a material adverse change in the condition, business, or prospects of the Company from that known to the Initiating Holders at the time of their request.

(e)                                  The rights to cause the Company to register Registrable Securities pursuant to this Section 2.1 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such securities remain Registrable Securities) that (i) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, of a Holder that is a corporation, partnership or limited liability company, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, (iii) acquires at least five percent of the then-outstanding Registrable Securities or (iv) is an Affiliate of such Holder; provided, however, that (A) the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.2                               Company Registration.  If the Company proposes to register any of its Registrable Securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each such Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any holder of Registrable Securities has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                                     Underwriting Requirements.

(a)                                 If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable

Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                               Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $75,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                               Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.

2.9                               Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                        Lock-Up.

(a)                                 Solely with respect to the IPO, each Holder hereby agrees that, during the Lock-up Period (as defined below) it will not, without the prior written consent of the managing underwriter(s) of the IPO, and ending on the date specified by the Company (or any successor thereto) and the managing underwriter   (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any equity securities of the Company held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of equity securities of the Company or other securities, in cash or otherwise.  As used herein, the “Lock-up Period” means that period of time (i) commencing on the date of the final prospectus relating to the IPO (the “Final Prospectus Date”) and (ii) ending not later than one hundred eighty (180) days after the Final Prospectus Date; provided however, that if the Company is not an Emerging Growth Company (as defined in the Securities Act), then the Lock-up Period shall end on such later date (but in no event later than 212 days after the Final Prospectus Date) as may be reasonably requested by the Company (or any successor thereto) or an underwriter to accommodate any applicable regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions.  The foregoing provisions of this Section 2.10 (i) shall apply only to the IPO, (ii) shall not apply to the sale of any equity securities to an underwriter pursuant to an underwriting agreement, (iii) shall not apply to shares of any existing or future class or series of capital stock of the Company purchased in the open market or from the underwriters in the IPO and (iv) shall not apply to the transfer of any equity securities by a Holder to an Affiliate of such Holder;  and provided further that the foregoing obligations of Investors under this Section 2.10 shall be applicable to the Holders who are holders of Preferred  Stock as of immediately prior to the closing of the IPO only if all officers and directors of the Company and any other Holder who holds one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities (including without limitation any Preferred Stock of the Company), as if exercised or converted in full and outstanding for this purpose) are subject to agreements imposing restrictions substantially the same as the restrictions set forth in this Section 2.10.  The underwriters in connection with the IPO are intended third party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.10 or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of equity securities subject to such agreements.

(b)                                 In order to enforce the covenant in Section 2.10(a) above, the Company may impose stop-transfer instructions with respect to the capital stock of each Holder (and transferees and assignees thereof) until the end of such restricted period.

2.11                              Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.11.

(c)                                  The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.11.  Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.12                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)                                 the closing of a Deemed Liquidation Event;

(b)                                 with respect to a particular Holder, at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration; and

(c)                                  the seventh anniversary of the IPO.

3.                                      Information and Observer Rights.

3.1                                     Operating Plan. Each year as soon as reasonably practicable following preparation thereof, and in any event at least 30 days prior to the commencement of each fiscal year of the Company (each, a “Fiscal Year”), the appropriate officers of the Company shall cause to be furnished to and approved by the Board of Directors the proposed capital and operating budget of the Company and any subsidiary of the Company for such Fiscal Year (the “Operating Plan”), forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the upcoming Fiscal Year, as well as any other detail reasonably requested by the Board of Directors.

3.2                                     Maintenance of Books and Records. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under GAAP.

3.3                                     Delivery of Financial Statements. The Company shall deliver or cause its appropriate officers to deliver to each Major Investor the following:

(a)                                 as soon as reasonably practicable, but in no event more than one hundred eighty (180) days after the end of each Fiscal Year, a report of the activities of the Company for the preceding Fiscal Year, including a comparison to the amounts budgeted for such Fiscal Year, and audited financial statements for the Fiscal Year of the Company consisting of a balance sheet, a statement of income, a statement of cash flows and a report of independent certified public accountants, all prepared in accordance with GAAP, except as the auditors of the Company shall otherwise specify;

(b)                                 as soon as reasonably practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each Fiscal Year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  as soon as reasonably practicable, but in no event more than thirty  (30) days after the end of each calendar month, unaudited statements of income and of cash flows for such calendar month, and an unaudited balance sheet as of the end of such calendar month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)                                 as soon as reasonably practicable, but in no event more than 15 days after the end of each fiscal quarter, an updated capitalization table;

(e)                                  as soon as reasonably practicable following approval thereof by the Board of Directors, but in no event later than 30 days prior to the commencement of the Fiscal Year, the Operating Plan for such Fiscal Year;

(f)                                   through the end and in respect of the Fiscal Year of 2018, or any period thereof, any information required pursuant to Section 2.09 of that certain Third Amended and Restated Operating Agreement of the Predecessor LLC, as amended, to be delivered to the Major Members (as defined therein); and

(g)                                  such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.3(g) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(h)                                 If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(i)                                     Notwithstanding anything else in this Subsection 3.3 to the contrary, the Company may cease providing the information set forth in this Subsection 3.3 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.3 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.4                                     Inspection Rights.  Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any subsidiary described in Subsection 3.3(h), and to discuss the affairs, finances and accounts of the Company or any such subsidiary with its officers, to review such information as is reasonably requested, and, if and to the extent the Company is in breach of Section 3.3 which breach remains uncured thirty (30) days following written notification thereof by a Major Investor, at such Major Investor’s own expense to cause an audit of the books of the Company or any such subsidiary to be made by a certified public accountant of its own selection, all at such reasonable times and as often as may be reasonably requested in accordance with the terms of this Section 3.4; provided, however, that the Company shall not be obligated under this Section 3.4 with respect to (i) a Person whom the Board of Directors reasonably determines is a competitor of the Company (ii) information which the Board of Directors determines, in consultation with the Company’s legal counsel, is attorney-client privileged and should not, therefore, be disclosed or (iii) information that could result in disclosure of a trade secret (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company).  It is agreed that on and as of the Effective Date, for purposes of this Section 3.4, none of the Major Investors or their respective Affiliates will be deemed to be competitors of the Company.  In addition, no Investor that is an investment fund shall be deemed to be a competitor of the Company by reason of the activities of any direct or indirect portfolio company of such Investor.  In making a determination as to whether any Investor is a competitor for purposes of this paragraph (and with respect to excluding any Major Investor from the receipt of any information in accordance with the terms of this Section 3.4), the Board of Directors shall apply a reasonable and uniform standard to all Investors so as to not discriminate against any one Investor with respect to such determination or with respect to the receipt of such information. For as long as Schrödinger, Inc. (“Schrödinger”) holds any shares of capital stock (and regardless of whether or not it is a Major Investor), for any given fiscal period that Schrödinger’s independent auditor determines that Company or Subsidiary information is needed for the purposes of properly auditing or completing Schrödinger’s financial statements, Schrödinger shall be entitled to the information provided to Major Investors pursuant to Section 3.3, and shall have the right granted to the Major Investors pursuant to this Section 3.4, in each case subject to the conditions of such Section.

3.5                                     Board Observers. Each of Pfizer Inc. (“Pfizer”), S.R. One, Limited (“S.R. One”), AbbVie Inc. (“AbbVie”), Novo Holding A/S (“Novo”), Omega Fund V, L.P. (“Omega”), EcoR1 Capital Fund, L.P. (“EcoR1”) and Timothy A. Springer (“Springer”) shall have the right, in consultation with the appropriate officers of the Company to appoint one individual to attend any meetings of the Board of Directors in a nonvoting observer capacity, and, in this respect, the Company shall provide each such observer with copies of all notices, minutes, consents, and other materials that are provided to its directors; provided, however, any such information received by such observer shall be subject to the terms and conditions of Section 3.7, and any Investor appointing an observer shall be responsible for any unauthorized use or disclosure of such information by its appointed observer; and

provided further, that the Company reserves the right to withhold in its discretion any such information, notice, minutes, consents and other materials and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or a conflict of interest or if such observer is (or represents or is affiliated with) a competitor of the Company.   For purposes of this Section 3.5, it is agreed that no Investor that is an investment fund shall be deemed to be a competitor of the Company by reason of the activities of any direct or indirect portfolio company of such Investor.  In making a determination as to whether any observer is (or represents or is affiliated with) a competitor for purposes of this paragraph (and with respect to excluding any observer from participation in any meeting or receipt of any information), the Board of Directors shall apply a reasonable and uniform standard so as to not discriminate against any one observer with respect to such determination or with respect to the receipt of such information or participation in any such meeting as compared to any other observer or any other member of the Board of Directors.  In making a determination as to whether any observer’s presence would present a conflict of interest, the Board of Directors shall apply a reasonable and uniform standard so as to only request an observer not participate in portions of a meeting due to a conflict of interest to the same extent as it would ask another observer or a board member to not participate in portions of a meeting for a similar conflict of interest.  Reimbursement for travel and other expenses incurred by such observers will be at the discretion of the Company provided that any reimbursement policy adopted by the Company will be applied uniformly among all observers.

3.6                               Termination of of Covenants.  The covenants set forth in Subsection 3.1, Subsection 3.3, and Subsection 3.4 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of (A) a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation or (B) a transaction or series of related transactions in which a Person, or group of related Persons, aquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company, whichever event occurs first.

3.7                               Confidentiality.

(a)                                 The Company and each Investor shall not use or disclose to third parties any Confidential Information received from the Company or from any other Investor (to the extent related to the Company or the Company’s business) for any purpose other than (i) for the benefit of the Company, as determined in good faith by the Board of Directors, (ii) the use of Confidential Information by a Investor in connection with such Investor’s monitoring or exercising its rights with respect to its investment in the Company, (iii) as required by law, legal process, order of court, government authority or arbitrator or in connection with any legal proceedings to which a Investor (or any assignee) and the Company are parties, (iv) to legal counsel and accountants for Investors or any assignee, (v) to other professional advisors to a Investor or any assignee, (vi) to regulatory officials having jurisdiction over a Investor or any assignee, (vii) in connection with the enforcement of this Agreement or rights under this Agreement, and (viii) in connection with a disposition or proposed disposition in any or all of an Investor’s Registrable Securities, rights and obligations hereunder that is permitted under this Agreement and applicable law.  Notwithstanding the foregoing, a Investor that is an entity holding Preferred Stock (or Common Stock issued upon conversion of Preferred Stock) may in addition disclose Confidential Information to (I) any former partners, members or others  who retain an economic interest in the Investor, (II) any current or prospective partners, members or other equity owners or managers, officers or employees of, or lenders to, the Investor or any subsequent partnership, fund or other entity under common investment management with such Investor, (III) any management company or wholly-owned Affiliate of the Investor or any director, officer, manager or employee thereof, and (IV) any employee, officer or representative of the Investor or any of the Persons identified in the foregoing clauses (I) through (III) with a bona fide need to know such information in connection with any purpose permitted in the foregoing clauses (i) through (viii) (each of the Persons identified in the foregoing clauses (I) through (IV), a “Permitted Disclosee”); provided that any Permitted Disclosee to whom Confidential Information is disclosed shall be subject to confidentiality restrictions substantially similar to the restrictions applicable to the Investor hereunder.  For purposes of this Agreement, “Confidential Information” means all documents and information, whether written or oral (including, without limitation, confidential and proprietary information with respect to customers, sales, marketing, production, costs, business operations and assets), of the Company.

(b)                                 The restrictions imposed by this Section 3.7 shall continue to apply to any Investor following the date of its disposition of all Registrable Securities held by such Investor, notwithstanding such disposition of Registrable Securities.

(c)                                  Notwithstanding the foregoing:

(i)                                     the restrictions on disclosure set forth in this Section 3.7 shall not apply to any Confidential Information to the extent that such information can be shown to have been: (A) generally available to the public other than as a result of a breach of the provisions of this Agreement; (B) already in the possession of the receiving Person, without any restriction on disclosure, prior to any disclosure of such information to the receiving Person by or on behalf of the Company or any Investor pursuant to the terms of this Agreement or otherwise, as evidenced by written records; (C) lawfully disclosed, without any restriction on additional disclosure, to the receiving Person by a third party who is not known by the receiving party to be subject to confidentiality restrictions; (D) independently developed by the receiving Person without use of any Confidential Information, as evidenced by written records; or (E) required by law or government regulation to be disclosed, provided that, the Investor shall notify the Company of any such disclosure requirement as soon as practicable and reasonably cooperate with the Company (at the Company’s cost) if the Company seeks a protective order or other remedy in respect of any such disclosure; and furnish only that portion of the Confidential Information which the Investor is legally required to disclose;

(ii)                                  nothing in this Agreement prohibits, or is intended in any manner to prohibit, a report of a possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and

Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. No Person subject to the restrictions set forth in this Section 3.7 shall require the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and no such Person is required to notify the Company that it has made such reports or disclosures.  Additionally, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding; and

(iii)                               nothing in this Agreement shall be deemed to prohibit an Investor or any of its respective Affiliates from disclosing the fact of its investment in the Company and providing such other information about the Company to its Affiliates and its Affiliates’ investors in the ordinary course of its business (provided that such information shall not include technical or proprietary information of the Company).

(d)                                 The Company may, subject to applicable provisions of the Company’s bylaws, Certificate of Incorporation and the DGCL, become party to one or more separate agreements with certain Investors, which separate agreements may contain terms and conditions governing the use and disclosure of information.  The Company and each Investor acknowledge and agree that the terms and conditions of this Section 3.7 shall be in addition to, and shall not supersede, any confidentiality obligations set forth in any other such separate agreement.

4.                                      Rights to Future Stock Issuances.

4.1                               Right of First Offer.  Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, it shall first have received a bona fide, arms’ length written offer to purchase such New Securities from one or more Persons (each, a “Prospective Purchaser”), and the Company shall first offer such New Securities to each Major Investor who is then an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act (any such Investor, a “Qualified Investor”).  A Qualfied Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Qualified Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(a)                                 The Company shall give each Qualified Investor a written notice (the “Offer Notice”), which shall describe (i) the number of New Securities for which the

Company has received a bona fide, arms’ length written offer and the name(s) of the Prospective Purchaser(s) and (ii) the price and a summary of the terms and conditions upon which the Prospective Purchaser(s) have offered to purchase such New Securities.  The Offer Notice shall be accompanied by a copy of the written offer, letter of intent or other written document signed by the Prospective Purchaser(s) setting forth the proposed terms and conditions of the sale.  The date on which the Company gives the Offer Notice is hereinafter referred to as the “Notice Date.”

(b)                                 For a period of twenty (20) days following the Notice Date (the “Offer Acceptance Period”), each Qualified Investor shall have the right to purchase (the “Purchase Right”), at the price and on the terms and conditions stated in the Offer Notice, up to such Qualified Investor’s pro rata share of the New Securities (as determined pursuant to the last sentence of this Section 4.1(b)).  Any Qualified Investor that desires to exercise its Purchase Right shall give written notice (the “Offer Acceptance Notice”) to the Company within the Offer Acceptance Period.  The Offer Acceptance Notice shall state that such Qualified Investor desires to exercise its Purchase Right and the number of New Securities that such Qualified Investor elects to purchase upon exercise of such Purchase Right up to such Qualified Investor’s full pro rata share. Failure by a Qualified Investor to give the Offer Acceptance Notice within the Offer Acceptance Period shall be deemed, without any further action by the Company or the Qualified Investor, the irrevocable waiver of such Qualified Investor’s Purchase Right with respect to the New Securities set forth in the Offer Notice and any other securities issuable, directly or indirectly, upon conversion, exercise or exchange of such New Securities.  For purposes of this Section 4, a Qualified Investor’s pro rata share of the New Securities shall equal to the number of New Securities multiplied by the quotient of (x) the sum of (i) the number of shares of outstanding Common Stock then held by such Qualified Investor plus (ii) the number of shares of Common Stock then issuable upon the conversion in full of all then outstanding Preferred  Stock then held by such Qualified Investor plus (iii) the number of Common Stock ultimately issuable upon the exercise or conversion of all then outstanding options, warrants or rights to acquire capital stock from the Company (other than outstanding Preferred Stock) then held by such Qualified Investor, divided by (y) the sum of  (i) the total number of shares of Common Stock then outstanding, plus (ii) the total number of shares of Common Stock then issuable upon the conversion in full of all then outstanding shares of Preferred Stock, plus (iii)  the total number of shares of Common Stock ultimately issuable upon the exercise or conversion of all then outstanding vested options, warrants or other rights to acquire capital stock from the Company (other than outstanding Preferred Stock).

(c)                                  Each Qualified Investor may, in such Qualified Investor’s Offer Acceptance Notice, offer to purchase more than its pro rata share of the New Securities.  If less than all of the Qualified Investors elect to purchase their pro rata share of the New Securities (the “Unsubscribed New Securities”), the Unsubscribed New Securities shall be allocated pro rata (based on the number of outstanding shares of Preferred Stock owned by each Qualified Investor that offers to oversubscribe) among the Qualified Investors that offer to oversubscribe up to the number of New Securities specified in such Qualified Investor’s Offer Acceptance Notice or on such other basis as such Qualified Investors may agree.

(d)                                 Following the expiration of the Offer Acceptance Period, the Company shall be entitled, during the period of sixty (60) days following the expiration of the Offer Acceptance Period (the “Unrestricted Period”), to sell to the Prospective Purchaser(s) up to the full amount of the New Securities set forth in the Offer Notice on the terms set forth in the Offer Notice, less the number of New Securities, if any, which the Qualified Investors have elected to purchase upon exercise of their Purchase Rights in accordance with this Section 4 (the “Remainder Securities”).  The Company shall give five (5) days’ prior written notice to each Qualified Investor that has elected to purchase New Securities of any such sale to a Prospective Purchaser, which sale shall be at the price and upon terms and conditions no more favorable to the Prospective Purchaser(s) than those described in the Offer Notice.  At and upon the closing of the sale of such Remainder Securities to such Prospective Purchaser(s), which shall include full payment to the Company, the Qualified Investors shall purchase from the Company, and the Company shall sell to the Qualified Investors, the New Securities elected to be purchased pursuant to this Section 4 on the terms specified in the Offer Notice.

(e)                                  If the Company does not complete the sale of the Remainder Securities to the Prospective Purchaser(s) within the Unrestricted Period, the Purchase Right provided hereunder shall be deemed to be revived and such Remainder Securities shall not be sold unless the Company shall comply with this Section 4 as if the Prospective Purchaser(s) had made a new offer to purchase such New Securities.  In the event that the closing of the sale of all of the Remainder Securities to the Prospective Purchaser(s) does not occur during the Restricted Period, each Qualified Investor shall have the right, but not the obligation, to purchase the New Securities, if any, such Qualified Investor elected to purchase pursuant to this Section 4.

(f)                                   The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

4.2                               Termination.  The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of (A) a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation or (B) a transaction or series of related transactions in which a Person, or group of related Persons, aquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company, whichever event occurs first.

5.                                      Matters Requiring Board Approval.

5.1       In addition to any other actions that require the consent of the Board of Directors by law, under the Corporate Documents (as defined below) or by customary practice of companies incorporated in Delaware, the Company shall not take any of the following actions without having first obtained the consent of the Board of Directors:

(a)                                 approve the Operating Plan;

(b)                                 subject to Subsection 5.4(g), hire any employee for the Company or any Company subsidiary with a compensation package greater than $250,000 per annum, unless provided for in the Operating Plan;

(c)                                  pledge or grant a security interest in any assets of the Company or any Company Subsidiary, except in the ordinary course of business when all such pledges or grants in the ordinary course of business (excluding pledges or grants provided for in the Operating Plan) do not secure indebtedness of more than $100,000 in the aggregate;

(d)                                 issue any shares of capital stock;

(e)                                  enter into any agreements, including but not limited to leases, that obligate the Company or any Company subsidiary to make aggregate annual payments in excess of $250,000, unless provided for in the Operating Plan;

(f)                                   acquire any asset or assets with a value in excess of $250,000 in a single transaction or a series of related transactions, unless provided for in the Operating Plan; or

(g)                                  create any subsidiary or transfer any of the Company’s assets to any subsidiary of the Company.

5.2       Matters Requiring Investor Director Approval.  The Company shall not take the following actions without having first obtained the consent of the Board of Directors, which consent, so long as the holders of Preferred Units are entitled to elect one or more Preferred Directors, must include the affirmative vote of a majority of the Preferred Directors then serving on the Board of Directors (including at least one Series B Director, if any Series B Directors are then serving on the Board of Directors):

(a)                                 make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)                                 make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee equity compensation plan approved by the Board of Directors including a majority of the Preferred Directors (including at least one Series B Director, if any Series B Directors are then serving on the Board of Directors);

(c)                                  guarantee any indebtedness except for trade accounts of the Company or any Company subsidiary arising in the ordinary course of business;

(d)                                 make any investment inconsistent with any investment policy approved by the Board of Directors;

(e)                                  incur any aggregate indebtedness in excess of $100,000 that is not already included in the Operating Plan, other than trade credit incurred in the ordinary course of business;

(f)                                   enter into or be a party to any transaction with any director, officer, executive or holder of more than 5% of the Company’s Common Stock (calculated on an as-converted to Common Stock basis, assuming full exercise and/or conversion of all exercisable and/or convertible securities outstanding) or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms, in each case approved by a majority of the directors disinterested with respect to such transaction;

(g)                                  hire or change the compensation of any executive-level employee (including vice president-level positions), including approving any grants of equity compensation;

(h)                                 change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i)                                     sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(j)                                    enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of assets greater than $100,000;

(k)                                 establish or amend any employee incentive plan or similar equity compensation plan;

(l)                                     initiate its IPO; or

(m)                             grant any registration rights unless junior to those held by the holders of the Registrable Securities under this Agreement.

6.                                      Additional Terms Applicable to the Company and Investors.

6.1       Insurance.  The Company shall maintain Directors and Officers liability insurance provided by financially sound and reputable insurers as required by Section 6.08 of the Company’s Bylaws.

6.2       Employee Agreements.  The Company will cause each employee, officer and consultant, who was, is now or hereafter is engaged by the Company or any subsidiary of the Company, to enter into the Company’s form of non-disclosure, non-solicitation and proprietary information and inventions assignment agreement.

6.3       Board Matters.  The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or any committee thereof.

6.4       Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

6.5       Intentionally Omitted.

6.6       Limitation of Liability of Investors; Freedom to Operate Affiliates.

(a)                                 No Investor shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a stockholder of the Company.  Except as otherwise provided under the DGCL or expressly in this Agreement or by another writing signed by an Investor, and as further described in Section 6.7 below, such Investor shall have no fiduciary or other duty with respect to the business and affairs of the Company, and such Investor shall not be liable to the Company for acting in good faith reliance upon the provisions of this Agreement, the Certificate of Incorporation, the Company’s Bylaws, the Voting Agreement or the Co-Sale Ageeement (the Certificate of Incorporation, Bylaws and such other agreements, collectively, the “Corporate Documents”). No Investor shall have any obligation to contribute to, or in respect of, the liabilities or obligations of the Company or return dividends or distributions made by the Company except as required by the DGCL or other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under the Corporate Documents or the Act shall not be grounds for making any Investor  responsible for the liabilities of the Company.

(b)                                 Each Investor acknowledges that it has not relied upon any person, firm or corporation, other than the Company and its officers and directors, in making any investment or decision to invest in the Company.  Subject to Section 6.7, each Investor agrees that no Investor, nor the respective controlling persons, officers, directors, partners, agents or employees of any Investor shall be liable to any other stockholder of the Company for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with any Corporate Document, which limitation is intended to apply to any and all monetary liabilities or causes of action however alleged or arising, unless otherwise prohibited by law; provided, however, that this Section 6.6(b) shall not (i) in any way limit any party’s right to equitable relief, including injunctive relief and specific performance, (ii) apply to breaches of any Investor’s confidentiality obligations, or (iii) limit liability for any Investor’s conduct that is judicially determined to be in bad faith, fraud or willful misconduct.

(c)                                  The total liability, in the aggregate, of any Investor and its respective officers, directors, employees and agents, for any and all monetary claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to any Corporate Document from any cause or causes shall be several and not joint with the other stockholder of the Company and, except in the case of fraud, intentional misrepresentation or a breach of confidentiality obligations set forth herein, shall not exceed the total purchase price paid to the Company by such Investor for any Preferred Stock held by it. It is intended that this limitation apply to any and all monetary liabilities or causes of action however alleged or arising, unless otherwise prohibited by law; provided, however, that this Section 6.6(c) shall not (i) in any way limit the Company’s right to equitable relief, including injunctive relief and specific performance from an Investor, (ii) apply to breaches of an Investor’s confidentiality obligations, or (iii) limit liability for an Investor’s conduct that is judicially determined to be in bad faith, fraud or willful misconduct.  Nothing in this Agreement shall restrict the freedom of any Investor to operate any of its affiliates (including any such affiliate that is a potential competitor of the Company); it being agreed that nothing in this Section 6.6(c) shall be deemed to (A) excuse any Investor, or any affiliate thereof, from confidentiality obligations with respect to Company information or (B) excuse any director designated by any Investor from his or her fiduciary duties in connection with his or her service as a director of the Company or of any Company subsidiary.

6.7       No Fiduciary Duties Owed by the Investors. To the fullest extent permitted by applicable law, no Investor or Affiliate of an Investor acting under the Corporate Documents shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto, to the Company or any other stockholder of the Company or Affiliate thereof, with respect to or in connection with the Company or the Company’s business or affairs; and, without limitation, each Investor when approving or disapproving any action, shall be entitled to consider only such interests and factors as such Investor desires and may consider such Investor’s own interests or the interests of the other Investors and shall have no other duty or obligation, fiduciary or otherwise, to give any consideration to any interest of or factors affecting the Company or any other stockholder of the Company or Affiliate thereof.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Investor or Affiliate of an Investor otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Investor or Affiliate of an Investor.  For the sake of clarity, the provisions of the DGCL and other applicable law regarding fiduciary duties shall continue to apply to directors of the Company designated by any Investor.  This Section 6.7 shall not apply to any Investor or Affiliate of such Investor acting in his or her capacity as an officer of the Company.

6.8       Publicity. From and after the date hereof, the Company will not, and will not cause, direct or permit any of its representatives to make or originate any publicity, news release or other public announcement, written or oral (a “Release”), that mentions any Investor by name, including any publicity, news release or other announcement regarding the existence of such Investor’s investment in the Company or any other arrangement between the Company or any Company subsidiary and any Investor, or any arrangement between any other stockholder and any Investor without, in each case, such Investor’s prior written consent, except (a) the Company may disclose an Investor’s status as a holder of Preferred Stock and its designee on the Company’s Board of Directors (if applicable) to other stockholders in communications in the ordinary course of business consistent with past practice, and (b) where such Release is, based upon the advice of outside counsel to the Company, required by applicable law; provided, however, that in the event of a legally required Release, the Company will (i) consult with such Investor to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (ii) provide such Investor with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

6.9       Anti-Corruption Matters.

(a)                                 The Company shall not, and shall not permit any Company subsidiary or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each Company subsidiary to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, any such subsidiary or any of its or their respective Representatives in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries to, maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

(b)                                 The Company shall use commercially reasonable efforts to (i) cause the Company and any of its Affiliates to operate to the same standards of conduct set forth in “Prevention of Corruption — Third Party Guidelines” of GlaxoSmithKline plc (“GSK”) provided to the Company in writing on or before the date hereof and (ii) notify S.R. One if it becomes aware of any activities or proposed activities to be conducted by itself or any of its Affiliates that may be contrary to GSK’s publicly announced ethical standards or the principles set forth in the “Prevention of Corruption — Third Party Guidelines” of which the Company is aware or has been notified.

6.10                        Termination of Covenants. The covenants set forth in this Section 6, except for Subsections 6.4, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

7.                                      Miscellaneous.

7.1                               Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 2,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2                               Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.3                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5                               Notices.

(a)                                 Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt by the recipient of a facsimile transmission or email.  Such notices, requests and consents shall be given (x) to the Investors at the addresses set forth on the records of the Company or such other address as may be specified by notice to the Board, and (y) to the Company or the Board at the address of the principal office of Company.  Whenever any notice is required to be given by law, the Certificate of Incorporation or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. If notice is given to the Company, a copy shall also be sent to Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attention Mark A. Haddad.

(b)                                 Consent to Electronic Notice.  Each Investor consents to the delivery of any stockholder notice pursuant to the DGCL, as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number as on the books of the Company.  Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

7.6                               Amendments and Waivers.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the (a) Company and (b) the holders of a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock then outstanding (which holders must include (i) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then-outstanding shares of Series A Preferred Stock and (ii) the holders of at least sixty-three percent (63%) of the shares of Common Stock issued or issuable upon conversion of the then-outstanding shares of Series B Preferred Stock (voting together as a single class)); provided that the Company may in its sole discretion waive Investor’s compliance with Subsection 2.11(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.11(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (a) no amendment, modification, termination or waiver, including any amendment, modification, termination or waiver of this Section 7.6, that by its terms has an adverse or disproportionate effect on the rights and obligations of any Investor may be made without the affirmative vote or written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction so long as (x) such waiver does so by its terms and (y) each Major Investor is given the opportunity to purchase his, her or its pro rata portion of all New Securities made available for purchase by any Major Investor in such transaction, based on the total number of shares then help by such Major Investor); (b) without the consent of Novo, Pfizer, Omega, S.R. One, AbbVie or Timothy Springer, Section 3.5 shall not be modified, waived or amended as to such Investor for so long, in each case, as such Investor is entitled to appoint an observer under such Section; (c) without the consent of each affected Major Investor Section 3.3, Section 3.4 or Section 6.6 shall not be modified, waived or ameneded, and (d) without the consent of each affected Major Investor, the definition of “Major Investor” shall not be amended to increase the number of Registrable Securities required to qualify as a Major Investor, for so long as such Investor holds at least the number of Registrable Securities required to qualify as a Major Investor as of the date hereof.  Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 7.1.  The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.  Any amendment, modification, termination, or waiver effected in accordance with this Subsection 7.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.  The Company will at all times, in good faith assist in the carrying out of all the provisions of the Corporate Documents and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Investors thereunder.

7.7                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this

Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9                               Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof in accordance with the terms and conditions of the Corporate Documents, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

7.10                        Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.11                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delawre for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.12                        Legal Counsel. The Company has engaged Foley Hoag LLP (“Foley”) as legal counsel to the Company.  Moreover, Foley has previously represented or concurrently represents the interests of the Company and parties related thereto in connection with matters other than the preparation of this Agreement and the other Corporate Documents and may represent such Persons in the future.  Each Investor hereby approves Foley’s representation of the Company in the preparation of this Agreement the other Corporate Documents and acknowledges that (a) actual or potential conflicts of interest may exist among the Investors in connection with the preparation of this Agreement and the other Corporate Documents, (b) whether or not Foley has in the past represented or is currently representing such Investor with respect to other matters, Foley has not represented the interests of any Investor in the preparation and negotiation of any Corporate Document, and (c) Foley does not represent any Investor in its capacity as a stockholder of the Company or as a party to any Corporate Document in the absence of a clear and explicit written agreement to such effect between such Investor and Foley (and then, only to such extent as set forth in such agreement) and, in the absence of any such agreement, Foley shall owe no duties directly to such Investor.  In the event any dispute or controversy arises between any Investor and the Company, then each Investor agrees that Foley may represent the Company in any such dispute or controversy to the extent permitted under the Massachusetts Rules of Professional Conduct or similar rules in any other jurisdiction or other laws and ethical rules governing the conduct of attorneys, and each Investor hereby consents to such representation.

7.13                        Other Business Activities of Investors. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company.  Nothing in this Agreement or any Corporate Document shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company.  Further, the Company and each Investor acknowledges and agrees that (i) certain of the Investors (or the Affiliates of such Investors) (each, a “Strategic Investor”) may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services, and (ii) any employee of such Strategic Investor serving on the Board of Directors is serving in such capacity at the request, and for the benefit, of the Company.  Accordingly, such Strategic Investor’s designation of any individual to the Board of Directors (the “Board Designee”), the service of such Board Designee on the Board of Directors, or the exercise by such Strategic Investor of any rights under this Agreement or any Corporate Document, shall not in any way preclude or restrict such Strategic Investor from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise, competes with those of the Company, so long as such activities do not result in a violation of (x) the confidentiality provisions of this Agreement or any other Corporate Document or (y) the fiduciary obligations of such Board Designee.  Nothing herein or in any Corporate Document shall be construed to impose on such Strategic Investor or any Board Designee any restriction, duty or obligation other than as expressly set forth herein or therein.

7.14                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MORPHIC HOLDING, INC.

By:	/s/ Praveen Tipirneni
Name:	Praveen Tipirneni
Title:	Chief Executive Officer

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Timothy A. Springer
Timothy A. Springer

TAS PARTNERS, LLC

By:	/s/ Timothy A. Springer
Name:	Timothy A. Springer
Title:	Manager

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

POLARIS PARTNERS VII, L.P.
By:	Polaris Management Company VII, L.L.C.,
Its General Partner

By:	/s/ Max Eisenberg
Max Eisenberg
Attorney-in-fact

POLARIS ENTREPRENEURS’ FUND VII, L.P.

By:	Polaris Management Company VII, L.L.C.,
Its General Partner

By:	/s/ Max Eisenberg
Max Eisenberg
Attorney-in-fact

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

SCHRÖDINGER, INC.

By:	/s/ Ramy Farid
Name:	Ramy Farid
Title:	President & CEO

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

S.R. ONE, LIMITED,
a Pennsylvania Business Trust

By:	/s/ Jens Eckstein
Name:	Jens Eckstein
Title:	President

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PFIZER VENTURES (US) LLC

By:	/s/ Andrew Muratore
Name:	ANDREW MURATORE
Title:	Vice President

Address:	235 East 42nd Street
New York, NY 10028
Attention: Chief Counsel, Pfizer Ventures

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Pfizer Inc.

By:	/s/ Barbara Dalton
Name:	Barbara Dalton
Title:	VP Pfizer Ventures, Worldwide Business Development

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

OMEGA FUND V, L.P.

By:	Omega Fund V GP, L.P., its General Partner

By:	Omega Fund V GP Manager, Ltd., its General Partner

By:	/s/ Anne-Mari Paster
Name:	Anne-Mari Paster
Title:	Director

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

NOVO HOLDINGS A/S

By:	/s/ Thomas Dyrberg
Name:	Thomas Dyrberg, under specific power of attorney
Title:	Managing Partner

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Artal Treasury Ltd.

By:	/s/ Keith R. Le Poidevin
Name:	Keith R. Le Poidevin
Title:	Director

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

EcoR1 Capital Fund, L.P.
By: EcoR1 Capital, LLC, its General Partner

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman,
Title:	Managing Director

EcoR1 Capital Fund Qualified, L.P.
By: EcoR1 Capital, LLC, its General Partner

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman,
Title:	Managing Director

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MNGBF Corporation

By:	/s/ Junkyu Park
Name:	Junkyu Park
Title:	Director

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ABBVIE INC.

By:	/s/ Scott C. Brun M.D.
Name:	Scott C. Brun M.D.
Title:	Head AbbVie Ventures

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Alan Crane
Alan Crane

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Yi Zhang
Yi Zhang

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Gustav Christensen
Gustav Christensen

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ShangPharma Investment Group Limited

By:	/s/ Michael Hui
Name:	Michael Hui
Title:	CEO

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CHILDREN’S MEDICAL CENTER CORPORATION

By:	/s/ Bruce Baller
Name:	Bruce Baller
Title:	Assistant Treasurer

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Praveen Tipirneni
Praveen Tipirneni

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Timothy A. Springer

TAS Partners, LLC

Polaris Partners VII, L.L.C.

Polaris Entrepreneurs’ Fund VII, L.P.

Schrödinger, Inc.

S.R. One, Limited

Pfizer Ventures (US) LLC

Pfizer Inc.

Omega Fund V, L.P.

Novo Holdings A/S

Artal Treasury Ltd.

EcoR1 Capital Fund, L.P.

EcoR1 Capital Fund Qualified, L.P.

MNGBF Corporation

Abbvie Inc.

Alan Crane

Yi Zhang

Gustav Christensen

ShangPharma Investment Group Limited

Children’s Medical Center Corporation

Praveen Tipirneni